news from

AMP

	AMP Incorporated
	P.O. Box 3608
	Harrisburg, PA   17105-3608


	   CONTACT:   AMP Incorporated   Richard Skaare 717/780-7174
					 Thea Hocker    717/780-7302

			   M/A-COM Inc.  Tori Dillon    508/656-2515


AMP AND M/A-COM ANNOUNCE MERGER AGREEMENT
TO SERVE WORLDWIDE, HIGH-GROWTH TELEPHONY MARKET

HARRISBURG, PA, March 9, 1995 -- AMP Incorporated (NYSE-AMP), the world's leading supplier of interconnection products and services and M/A-COM, Inc. (NYSE-MAI), a world leader in the design and manufacture of microwave, millimeter wave, wireless telephone and radio frequency interconnection components to the wireless data and telecommunications industries, today jointly announced that the directors of both companies have approved a definitive merger agreement.

The proposed merger will be conducted as an exchange of stock, with the stockholders of M/A-COM receiving 0.280 AMP common shares for each M/A-COM share. This exchange will be structured as a tax-free reorganization for federal income tax purposes and as a pooling of interests for accounting purposes.

This merger will enhance AMP's strategic presence in the high-growth market for advanced wireless components. William J. Hudson, president and CEO of AMP Incorporated, said "M/A-COM's Microelectronic Division presents an exciting opportunity for AMP to immediately obtain a broad range of proven wireless products, as well as world-class manufacturing and engineering capabilities in this rapidly-growing field. M/A-COM serves major OEMs worldwide by providing solutions to microwave, wireless telephony and radio frequency interconnect applications in the form of discrete semiconductors, integrated circuits, multi-function assemblies, cables, connectors, antennas and other related devices and components. This customer base is a subset of the same customers to which AMP provides interconnect solutions worldwide. Consequently the merger of our two companies will enable us to offer a much broader range of product solutions to a wide base of customers."

James E. Marley, chairman of AMP, noted the following additional attributes of M/A-COM that make this acquisition a particularly good fit for AMP: "M/A-COM has achieved a broad presence as a component supplier to OEMs

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AMP & M/A-COM Merger - 2

across the wide range of emerging wireless applications and technologies. This multi-customer, multi-market strategy mirrors the practice which has made AMP so successful with our traditional interconnection products and value-added systems. Additionally, M/A-COM's Interconnect Division and Antenna & Cable Division will provide direct synergistic benefits to AMP's core terminal and connector business. Their radio frequency connectors and antenna and cable offerings will significantly broaden AMP's position in these important markets."

M/A-COM's Chairman and CEO Thomas A. Vanderslice was equally enthusiastic about the proposed merger: "This linkage with AMP's global infrastructure will dramatically accelerate M/A-COM's ability to service the component needs of leading wireless OEMs worldwide, all of whom are already AMP customers. AMP's strong technical and financial resource base will also enable us to maintain a leading-edge presence in the design and development of advanced wireless components for emerging applications far into the next century."

On a pro forma basis, the combined sales of the two companies for calendar year 1994 was approximately $4.5 billion. It is anticipated that the transaction will not have a significant impact on AMP's 1996 earnings per share.

The merger is expected to close in June, subject to the timing requirements associated with the required regulatory filing and approval by the shareholders of M/A-COM. AMP anticipates incurring certain transactional and restructuring expenses relating to the acquisition in 1995; however, in whole, these charges are not expected to be material to AMP's 1995 earnings.

M/A-COM will be set up as a wholly-owned AMP subsidiary, serving as the cornerstone of a new AMP business group dedicated to the wireless industry. The leadership of this new organization, the Global Wireless Products Group, will report directly to Bill Hudson. This independent structure will support the growth of the company's combined presence in the wireless market, while providing flexibility over time to selectively integrate or realign particular business elements of M/A-COM or AMP to fully capitalize on the synergistic opportunities presented by this merger.

AMP, headquarters in Harrisburg, PA, supplies connectors and interconnection systems to a wide range of markets around the world. Employing 30,400 people in 36 countries, the company ranks within the top 150 of the Fortune 500 list and had a record $4.03 billion sales in 1994. M/A-COM, headquartered in Lowell, MA, is a leading worldwide supplier of high performance components for wireless applications. M/A-COM, with 3,500 employees, reported sales of $342 million in its fiscal year 1994 which ended October 1, 1994.

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